EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 5, 2010 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in KLA-Tencor Corporation’s Annual Report on Form 10-K for the year ended June 30, 2010.

/s/ PricewaterhouseCoopers LLP

San Jose, California
August 5, 2010